Exhibit 4.1

DESCRIPTION OF SECURITIES

The following description summarizes the material terms and provisions of Polar Power, Inc.’s common stock and preferred stock. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation, which we refer to as the certificate of incorporation, and our bylaws, as may be amended, which we refer to as the bylaws. The terms of our common stock and preferred stock may also be affected by Delaware law.

Common Stock

We are authorized to issue up to a total of 50,000,000 shares of common stock, par value $0.0001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights. Further, holders of our common stock have no preemptive, conversion, redemption or subscription rights and there are no sinking fund provisions applicable to our common stock. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of our assets which are legally available.

As of May 14, 2020, we had 10,125,681 shares of common stock issued and outstanding and 17,477 shares of common stock held in treasury. There were approximately 17 holders of record of our common stock. These holders of record include depositories that hold shares of stock for brokerage firms which, in turn, hold shares of stock for numerous beneficial owners.

Preferred Stock

Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by our stockholders. Any preferred stock to be issued could rank prior to our common stock with respect to dividend rights and rights on liquidation. Our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of holders of our common stock and discourage, delay or prevent a change in control of our company.

Qualification and Election of Directors

Our bylaws provide that to be eligible to be a nominee for election to our board of directors, a person must submit a written questionnaire regarding his or her background and qualifications and must agree to other representations as set forth in our bylaws. In addition, we have adopted a director resignation policy. The director resignation policy is incorporated into our bylaws and Corporate Governance Guidelines and provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender his or her resignation to the board of directors for consideration in accordance with the procedures set forth in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will then evaluate the best interests of our company and our stockholders and will recommend to the board of directors the action to be taken with respect to the tendered resignation. Following the board of directors’ determination, we will promptly publicly disclose the board of directors’ decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation.

Anti-Takeover Provisions of Delaware Law, our Certificate of Incorporation and our Bylaws

The provisions of Delaware law, our certificate of incorporation and our bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Advance Notification of Stockholder Nominations and Proposals

Our bylaws provide that, for nominations to our board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Chief Executive Officer. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered not earlier than the 90th day prior to the meeting and not later than the later of (i) the 60th day prior to the meeting or (ii) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Vacancies; Removal

Our bylaws provide that any vacancy occurring on our board of directors may be filled by a majority of directors then in office, even if less than a quorum. Our certificate of incorporation provides that directors may be removed only for cause by affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by our board of directors. These provisions prevent a stockholder from increasing the size of our board of directors in order to gain control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

Special Meetings of Stockholders

Our bylaws and certificate of incorporation provide that only our board of directors may call a special meeting, and that stockholders may only conduct business at special meetings of stockholders that was specified in the notice of the meeting. This provision limits the ability of a stockholder to call a special meeting of the stockholders.

Issuance of Undesignated Shares of Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights, preferences and privileges, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or other means.

Exclusive Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation and bylaws contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, or the DGCL, the personal liability of our directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. Our certificate of incorporation and bylaws provide that we must indemnify our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the DGCL.

Sections 145(a) and 102(b)(7) of the DGCL empower a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation's request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director, officer employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director, officer employee or agent had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

We have also entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and currently intend to maintain directors’ and officers’ liability insurance.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598. Its telephone number is 855-9VSTOCK.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “POLA.”

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